GLENCORE

CSA Mine Sale Process

Workforce Briefing

March 2022

WHAT ARE WE DOING ?

- Glencore has agreed to sell its interest in CSA Mine to Metals Acquisition Corp (MAC).
- MAC will take over ownership and operational control of CSA in 2022.
- Transaction with MAC includes ~US$1.05 billion cash which represents value for shareholders and supports an ongoing commitment to the workforce, community and region by the new owners, MAC.
- Glencore will also take a US$50 million equity stake in MAC as part of the transaction and receive a 1.5% copper net smelter return life of mine royalty.
- Glencore will have an offtake agreement and continue to market 100% of the CSA copper product.

WHY ARE WE DOING IT?

- The sale is consistent with delivering our strategy of simplifying and aligning our global portfolio of over 150 operating sites to focus on larger, long-life assets.
- There is a positive market outlook for copper and considering CSA
  - ✓ has an experienced and skilled workforce
  - ✓ is cash positive
  - ✓ has available copper resources
- MAC is a small dynamic organization that is a natural owner for CSA
- MAC will devote time and resources to maximizing the potential of CSA.
- MAC is a growth focused company on green-economy metals and mining businesses in high quality, stable jurisdictions

WHY IS MAC BUYING CSA?

- MAC will secure 100% ownership of CSA through completion of the a binding sale agreement.
- Making mines like CSA the best they can be is in the MAC DNA
- CSA provides MAC with a high grade mine in a stable jurisdiction with a lot of potential
- CSA delivers both strong cashflow and enables mine life extension opportunities through exploration and optimization success
- Leverages the track record of the skilled CSA team.

METALS ACQUISITION CORP

METALS ACQUISITION CORP

WHO IS MAC?

- Listed on New York Stock Exchange (NYSE)
- Strong Australian presence with Board and Management
- Expertise base metals, iron ore, precious metals, battery metals and value chain support.
- Focused on green-economy metals.



CEO – Mick McMullen

- 30+ years in mine exploration, financing, development, and operations
- a qualified Geologist and received his B.Sc. from Newcastle University in 1992
- Understands region having built Tritton and from Coonamble



CFO – Jaco Crouse

- nearly 20 years of exp. in financial management, mine planning and business optimization
- Former Asset Manager with Xstrata and Glencore
- a qualified chartered accountant



CDO – Dan Vujcic

- nearly 20 years of financial markets experience
- advised and led financing for numerous emerging growth companies focused on safe, sustainable project/asset growth
- Born and educated in New South Wales

WHAT DOES IT MEAN FOR YOU?

- It is business as usual under the same site leadership team. Please continue to focus on safely delivering to your current plan.
- The transaction is expected to be completed in 2022, subject to the approval of MAC's shareholders and other customary closing conditions, including regulatory approvals.
- Change in ownership will enhance workforce stability, development, growth and opportunities.
- Range of information sessions, supported by Q&As and the ability to ask questions .
- There will be some changes as CSA separates from Glencore. The integration process will focus on listening and learning.
- Change impacts everyone differently. We understand you may be feeling unsettled – please ask questions and remember the confidential Employee Assistance Program (EAP) support is available.
- Your safety and well-being is important to us.

Thank you for your time!